EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEXUS REPORTS 6.3% SEQUENTIAL GROWTH IN REVENUES TO $305 MILLION

Initiates Q3 Guidance: Revenue of $305 to $315 Million

NEENAH, WI, April 27, 2005 — Plexus Corp. (NASDAQ: PLXS) announced record revenues of $305.5 million for the second fiscal quarter ended April 2, 2005, up 6.3 % compared to the first fiscal quarter’s revenues of $287.5 million and up 20.1% compared to $254.3 million in the prior-year period. The net loss of $4.5 million for the second fiscal quarter reflects restructuring costs and asset impairments totaling $10.6 million ($9.8 million after tax) related primarily to the previously announced action to close the Bothell, WA engineering and manufacturing facility and to recognize a change in scope for a shop floor data-collection system. Excluding these special items, the Company had pro-forma net income for the second fiscal quarter of $5.3 million, or $0.12 per fully diluted share.

Plexus provides non-GAAP supplemental information — more specifically, pro-forma net income and EPS excluding restructuring and impairment costs. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.

Dean Foate, President and Chief Executive Officer, commented, “Solid execution by our operating units and the strength of our diversified customer base drove better-than-anticipated top and bottom line performances for the quarter. Looking ahead, we remain confident about attaining revenues for the full fiscal year near the high end of our previously announced target range of 15% to 18%, despite the unsettled outlook for key end markets. For the third fiscal quarter we expect revenues to be in the range of $305 to $315 million, and we anticipate fully diluted earnings per share, before special items, to be in the range of $0.13 to $0.15. The bottom line in the fourth quarter should continue to benefit from operational improvements, which include advancing the new facility in Penang, Malaysia to a modest profit.”

Gordon Bitter, Chief Financial Officer, added, “We remain focused on improving the company’s balance sheet metrics in order to drive improved Return on Capital Employed. As a result of much improved inventory turnovers, the cash cycle improved by four days despite some erosion in days outstanding in accounts payable and accounts receivable attributable to increased back-ending of sales within the quarter. Cash flow provided by operations was $3.9 million compared to the $4.5 million used in operations in the first fiscal quarter.”

Bitter commented further, “The second quarter’s SG&A expense included a $0.8 million charge to increase the allowance for doubtful accounts for a non-strategic customer that encountered a liquidity problem during the quarter; this contrasts with a $1.1 million recovery of previously written off accounts which occurred in the comparable prior year period.”

Bitter continued, “The $10.6 million restructuring charge during the quarter was primarily to recognize the remaining lease obligation for the now-closed Bothell, WA site and the impairment of previously capitalized software, as well as severance payments for prior employees at Bothell and other reductions in force.”

REVISED SECTOR BREAKOUT
Effective in fiscal 2005, Plexus began reporting revenues based on the sector breakout set forth in the table below. These sectors better reflect the Company’s sales and marketing focus.

A three-year historical comparison of quarterly revenue by industry sector in both the new and the previous sector breakout may be found in the Investor section of our website at www.plexus.com/investors.

Industry	Q2 - Fiscal 2005	Q1 - Fiscal 2005
Wireline/Networking	37%	39%
Wireless Infrastructure	11%	11%
Medical	30%	31%
Industrial/Commercial	17%	14%
Defense/Security/Aerospace	5%	5%

Fiscal Q2 Highlights

•	Top 10 customers comprised 59% of sales during the quarter, down from 60% in the previous quarter.

•	Juniper Networks, with 20% of sales, was the only customer representing 10% or more of sales for the quarter.

•	Cash flow provided by operations was approximately $3.9 million for the quarter.

•	Inventory decreased sequentially from the first quarter of 2005 by approximately $26.4 million to $172.4 million, while annualized ending inventory turns increased to 6.5 turns this quarter from 5.3 turns at the end of the first fiscal quarter of 2005.

•	Annualized days in inventory are 56 days, down 12 days compared to the previous quarter.

•	Annualized days sales outstanding in accounts receivable are 51 days, up 2 days compared to the previous quarter.

•	Annualized days in accounts payable are 36 days, down 6 days compared to the previous quarter.

•	Annualized cash cycle is 71 days, down 4 days compared to the previous quarter.

Conference Call/Webcast and Replay Information
What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call
When:	Thursday, April 28, 2005 at 8:30 a.m. Eastern
Where:	877-234-1973 or 973-935-8412 with conference ID: Plexus http://ir.plexus.com/
Replay:	The call will be archived until May 5, 2005 at Noon
http://ir.plexus.com/
Or via telephone replay at 877-519-4471 or 973-341-3080
PIN: 5932823

For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at Gordon.Bitter@Plexus.com

(more)

About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) participates in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.

The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.

Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to, the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the new Malaysian facility; the adequacy of restructuring and similar charges as compared to actual expenses, and possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.

(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
	2005	2004	2005	2004
Net sales	$305,486	$254,272	$592,966	$492,735
Cost of sales	279,941	233,091	545,126	451,927

Gross profit	25,545	21,181	47,840	40,808

Operating expenses:
Selling and administrative expenses	19,243	16,422	37,317	32,778
Restructuring and impairment costs	10,634	—	11,518	—

	29,877	16,422	48,835	32,778

Operating income (loss)	(4,332)	4,759	(995)	8,030

Other income (expense):
Interest expense	(891)	(730)	(1,762)	(1,393)
Miscellaneous	376	310	1,195	826

Income (loss) before income taxes	(4,847)	4,339	(1,562)	7,463

Income tax expense (benefit)	(388)	868	(125)	1,493

Net income (loss)	$(4,459)	$3,471	$(1,437)	$5,970

Earnings per share:
Basic	$(0.10)	$0.08	$(0.03)	$0.14

Diluted	$(0.10)	$0.08	$(0.03)	$0.14

Weighted average shares outstanding:
Basic	43,315	42,962	43,252	42,806

Diluted	43,315	44,157	43,252	43,969

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
	2005	2004	2005	2004
	(unaudited)
Net income (loss) — GAAP	$(4,459)	$3,471	$(1,437)	$5,970

Add income tax expense (benefit)	(388)	868	(125)	1,493

Income (loss) before income taxes — GAAP	(4,847)	4,339	(1,562)	7,463

Add: Restructuring and impairment costs*	10,634	—	11,518	—

Income (loss) before income taxes and excluding restructuring and impairment costs — Non-GAAP	5,787	4,339	9,956	7,463

Income tax expense (benefit) — Non-GAAP	463	868	796	1,493

Net income — Non-GAAP	$5,324	$3,471	$9,160	$5,970

Earnings per share — Non-GAAP:
Basic	$0.12	$0.08	$0.21	$0.14

Diluted	$0.12	$0.08	$0.21	$0.14

Weighted average shares outstanding:
Basic	43,315	42,962	43,252	42,806

Diluted	43,718	44,157	43,741	43,969

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Lease exit costs and other	$5,969	$—	$5,689	$—
Asset impairments	3,860	—	4,292	—
Severance costs	805	—	1,537	—

Total restructuring and impairment costs	$10,634	$—	$11,518	$—

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	April 2,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,119	$40,924
Short-term investments	—	4,005
Accounts receivable	171,458	148,301
Inventories	172,379	173,518
Deferred income taxes	208	1,727
Prepaid expenses and other	10,070	5,972

Total current assets	390,234	374,447

Property, plant and equipment, net	122,497	129,586
Goodwill, net	35,199	34,179
Deferred income taxes	1,210	—
Other	8,101	7,496

Total assets	$557,241	$545,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,077	$811
Accounts payable	109,905	100,588
Customer deposits	11,303	11,952
Accrued liabilities:
Salaries and wages	19,758	26,050
Other	22,167	19,686

Total current liabilities	165,210	159,087

Long-term debt and capital lease obligations	22,638	23,160
Other liabilities	14,911	12,048
Deferred income taxes	1,760	—

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 43,330 and 43,184 shares issued and outstanding, respectively	433	432
Additional paid-in-capital	269,356	267,925
Retained earnings	69,823	71,260
Accumulated other comprehensive income	13,110	11,796

Total shareholders’ equity	352,722	351,413

Total liabilities and shareholders’ equity	$557,241	$545,708